Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Dominion Resources, Inc. on Form S-8 of our reports dated January 21, 2003 (February 19, 2003, as to the last two paragraphs of the Lease Commitments section of Note 27; February 21, 2003, as to the last three paragraphs of Note 30, and May 7, 2003 as to Note 32, which reports express an unqualified opinion and include an explanatory paragraph as to changes in accounting principle for: goodwill and other intangible assets in 2002, derivative instruments and hedging activities in 2001, and the method of accounting used to develop the market-related value of pension plan assets in 2000), appearing in the Current Report on Form 8-K of Dominion Resources, Inc. dated May 9, 2003, and of our reports dated June 13, 2003 and June 13, 2003 appearing in the Annual Report on Form 11-K of the Dominion Salaried Savings Plan for the year ended December 31, 2002 and the Annual Report on Form 11-K of the Dominion Hourly Employee Savings Plan for the year ended December 31, 2002, respectively.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia
November 7, 2003